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                                                        EXHIBIT C

                    DESCRIPTION OF PURCHASED ASSETS

      All furniture, fixtures, equipment and other personal property and leasehold improvements owned by Assignor and located at any of the sixteen (16) restaurant locations(the "Restaurant Locations") listed on Exhibit "A" attached hereto and made a part hereof,and all other assets of the Assignor used in the conduct of its restaurant business at the Restaurant Locations, including but not limited to maintenance vehicles; useable food and paper goods inventory located at any of the Restaurant Locations; dishes; glasses; utensils;uniforms; forms; office supplies; retail goods sold at cashier stands; inventory used in the repairs to the heating, ventilating, air conditioning and plumbing systems; training, marketing and promotional materials; recipes, menus; unit sales and controllable profit information;all cash on hand in the cash drawers at the Restaurant Locations (totalling approximately $900.00 at each Restaurant Location); any and all prepaid expenses and utility and other deposits owned by the Assignor in connection with the operation of the Restaurant Locations which will inure to the benefit of the Assignee; any and all purchase orders and commitments of the Assignor for the purchase of food, beverages, operating supplies, dishes,glasses, utensils, uniforms and paper goods (excluding those that are provided by Assignor's commissary); any and all contracts relating to the operation of the Restaurant Locations in the ordinary course of business that are listed on Annex "2" attached hereto; any and all permits, licenses and other approvals relating to the operation of the Restaurant Locations that are assignable by Assignor; to the extent permitted by applicable law, copies of all personnel records of employees hired by the Assignee (with all personal and gratuitous comments purged); and all other miscellaneous property and information exclusively pertaining to the Restaurant Locations and their operation, including (without limitation)the following:

A.    Booths, Tables, Chairs, Counters and Cash Registers.

B.    Salad Bars.

C. Waitress Service Areas: including pie cases, juice dispensers, coffee makers, stainless steel service counters including sinks, ice chests, refrigerated storage boxes, ice cream chests (includes dipper wells), waitress storage counter and refrigerated storage boxes.

D. Kitchens: including grills, 2-4 door refrigerated holding boxes, fryolators, overhead broilers, char broilers, bay steam holding tables, kitchen stainless service counters, plates, storage boxes, counter storage shelves.

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E.    Dish rooms: dishwashers including pre-wash sinks and
      stainless.

F. Storage Areas: walk-in and storage shelving, walk-in freezers and storage shelving, dry storage areas.

G. Prep areas: stainless sinks, prep tables, fryolators, holding cabinets, mixers, ovens, ice machines

H. Other: all chinaware, silverware, glasses, aluminum baking trays, miscellaneous pots, pans and kitchen utensils.

I.    Three motor vehicles.